Exhibit (a)(1)(v)

Offer to Purchase for Cash
By

RENREN INC.

Of Up to $50 Million in Value of its American Depositary Shares
At a Purchase Price Not Greater than $2.75 per American Depositary Share
Nor Less Than $2.40 Per American Depositary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, APRIL 29, 2015, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

April 2, 2015

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 2, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by Renren Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Renren”), to purchase for cash up to $50 million in value of its American Depositary Shares (the “ADSs”), each representing three Class A ordinary shares, par value $0.001 per share (the “Class A Shares”), at a price not greater than $2.75 nor less than $2.40 per ADS, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the Company’s ADS depositary (the “Depositary”), and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

Renren will, upon the terms and subject to the conditions of the Offer, determine a single per ADS price that it will pay for ADSs properly tendered in the Offer and not properly withdrawn, taking into account the total number of ADSs tendered and the prices specified by tendering securityholders. Promptly after the Expiration Date, Renren will select the lowest purchase price (in increments of $0.05 per ADS), not greater than $2.75 nor less than $2.40 per ADS (such purchase price, the “Final Purchase Price”), that will allow it to purchase $50 million in value of ADSs, or such lower amount equal to the value of the ADSs properly tendered and not properly withdrawn. If, based on the Final Purchase Price, ADSs having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, Renren will buy all ADSs properly tendered and not properly withdrawn. All ADSs purchased in the Offer will be purchased at the Final Purchase Price, including those ADSs tendered at a price lower than the Final Purchase Price. Only ADSs properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase, Renren may not purchase all of the ADSs tendered at or below the Final Purchase Price if, based on the Final Purchase Price, ADSs having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn. Under no circumstances will interest be paid on the purchase price for the ADSs, regardless of any delay in making such payment. ADSs not purchased in the Offer will be returned to the tendering securityholders at Renren’s expense promptly after the Expiration Date.

Renren reserves the right, in its sole discretion, to change the per ADS purchase price range and to increase or decrease the value of ADSs sought in the Offer, in each case subject to applicable law. Renren reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, in each case subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, ADSs having an aggregate value in excess of $50 million (or such greater amount as Renren may elect to pay, subject to applicable law) have been properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn before the Expiration Date, Renren will purchase ADSs in the following order of priority:

(i) first, from all holders of “odd lots” of less than 100 ADSs who properly tender all their ADSs at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date (partial tenders will not qualify for this preference); (ii) second, from all other securityholders who properly tender ADSs at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional ADSs; and (iii) third, only if necessary to permit Renren to purchase $50 million in value of ADSs (or such greater amount as Renren may elect to pay, subject to applicable law), from holders who have tendered ADSs subject to the condition that a specified minimum number of the holder’s ADSs be purchased if any ADSs are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) and who have not properly withdrawn them before the Expiration Date, by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose ADSs are conditionally tendered must have tendered all of their ADSs. Therefore, it is possible that Renren will not purchase all of the ADSs tendered by a securityholder even if such securityholder tenders its ADSs at or below the Final Purchase Price. Renren will return all ADSs tendered and not purchased pursuant to the Offer, including ADSs tendered at prices greater than the Final Purchase Price and ADSs not purchased because of proration or conditional tenders, to the tendering securityholders at Renren’s expense, promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of ADSs being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7 of the Offer to Purchase.

Renren’s directors and executive officers have advised Renren that they do not intend to tender their ADSs in the Offer. See Section 11 of the Offer to Purchase.

We are the holder of record of ADSs held for your account. As such, we are the only ones who can tender your ADSs, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER ADSS WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the ADSs we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your ADSs at prices not greater than $2.75 nor less than $2.40 per ADS, as indicated in the attached Instruction Form, net to you in cash, less applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to the Depositary, and without interest. Prices may be specified in increments of $0.05.
2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your ADSs will be purchased in the event of proration.
3.	The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, April 29, 2015, unless Renren extends the Offer.
4.	The Offer is for up to $50 million in value of ADSs. At the maximum Final Purchase Price of $2.75 per ADS, Renren could purchase 18,181,818 ADSs if the Offer is fully subscribed, which would represent approximately 14.1% of Renren’s 128,583,734 issued and outstanding ADSs and approximately 5.4% of Renren’s issued and outstanding share capital as of April 1, 2015. At the minimum Final Purchase Price of $2.40 per ADS, Renren could purchase 20,833,333 ADSs if the Offer is fully subscribed, which would represent approximately 16.2% of Renren’s issued and outstanding ADSs and approximately 6.1% of Renren’s issued and outstanding share capital as of April 1, 2015.
5.	Tendering securityholders who are tendering ADSs held in their name or who tender their ADSs directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Renren or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Renren’s purchase of ADSs under the Offer.

6.	If you wish to tender portions of your ADSs at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your ADSs. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.
7.	If you are an odd lot holder and you instruct us to tender on your behalf all such ADSs at or below the Final Purchase Price before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, Renren will accept all such ADSs for purchase before proration, if any, of the purchase of other ADSs properly tendered at or below the Final Purchase price and not properly withdrawn.
8.	If you wish to condition your tender upon the purchase of all ADSs tendered or upon Renren’s purchase of a specified minimum number of the ADSs which you tender, you may elect to do so and thereby avoid possible proration of your tender. If, based on the Final Purchase Price, it is necessary to permit Renren to purchase $50 million in value of ADSs (or such greater amount as Renren may elect to pay, subject to applicable law), Renren will purchase ADSs conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose ADSs are conditionally tendered must have properly tendered and not properly withdrawn all of their ADSs. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, APRIL 29, 2015, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.

If you wish to have us tender any or all of your ADSs, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your ADSs, we will tender all such ADSs unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of ADSs of Renren. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of ADSs of Renren residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase, dated April 2, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by Renren Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Renren”), to purchase for cash up to $50 million in value of its American Depositary Shares (the “ADSs”), each representing three Class A ordinary shares, par value $0.001 per share (the “Class A Shares”), at a price not greater than $2.75 nor less than $2.40 per ADS, net to the seller in cash, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the Company’s ADS depositary (the “Depositary”), and without interest.

The undersigned hereby instructs you to tender to Renren the number of ADSs indicated below or, if no number is specified, all ADSs you hold for the account of the undersigned, at the price per ADS indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of ADSs To Be Tendered By You For The Account Of The Undersigned:

                       ADSs.

PRICE (IN DOLLARS) PER ADS AT WHICH ADSs ARE BEING TENDERED
(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING ADSs AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1)	ADSs TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “ADSs Tendered At Price Determined By Securityholder,” the undersigned hereby tenders ADSs at the Final Purchase Price as shall be determined by Renren in accordance with the terms of the Offer.

☐	The undersigned wants to maximize the chance that Renren will accept for payment all of the ADSs the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders ADSs at, and is willing to accept, the Final Purchase Price determined by Renren in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s ADSs being deemed to be tendered at the minimum price of $2.40 per ADS for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per ADS price as low as $2.40.
(2)	ADSs TENDERED AT PRICE DETERMINED BY SECURITYHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “ADSs Tendered At Price Determined Under The Offer,” the undersigned hereby tenders ADSs at the price checked. The undersigned understands that this action could result in Renren purchasing none of the ADSs tendered hereby if the Final Purchase Price determined by Renren for the ADSs is less than the price checked below.

☐ $2.40	☐ $2.50	☐ $2.60	☐ $2.70
☐ $2.45	☐ $2.55	☐ $2.65	☐ $2.75

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF ADSs.

A SECURITYHOLDER DESIRING TO TENDER ADSs AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH ADSs ARE TENDERED. THE SAME ADSs CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

ODD LOTS
(See Instruction 14 to the Letter of Transmittal)

To be completed ONLY if ADSs are being tendered by or on behalf of a person owning, beneficially or of record, as of the close of business on the date set forth on the signature page hereto, and who continues to own, beneficially or of record, as of the Expiration Date, an aggregate of fewer than 100 ADSs.

The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 ADSs, all of which are being tendered; or
☐	is a broker, dealer, commercial bank, trust company, or other nominee that (a) is tendering for the beneficial owner(s), ADSs with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 ADSs and is tendering all of the ADSs beneficially owned by each such person.

In addition, please check box 1 or box 2 under “Price (in Dollars) per ADS at which ADSs are being tendered” above.

CONDITIONAL TENDER
(See Instruction 13 to the Letter of Transmittal)

A securityholder may tender ADSs subject to the condition that a specified minimum number of the securityholder’s ADSs tendered pursuant to the Letter of Transmittal must be purchased if any ADSs tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least the minimum number of ADSs indicated below is purchased by Renren pursuant to the terms of the Offer, none of the ADSs tendered will be purchased. It is the tendering securityholder’s responsibility to calculate that minimum number of ADSs that must be purchased if any are purchased, and Renren urges securityholders to read carefully Section 13 of the Offer to Purchase and consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of ADSs that must be purchased, if any are purchased, is ADSs.

If, because of proration, the minimum number of ADSs designated will not be purchased, Renren may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering securityholder must have tendered all of his or her ADSs and checked this box:

☐	The tendered ADSs represent all ADSs held by the undersigned.

The method of delivery of this document, is at the election and risk of the tendering securityholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Renren’s board of directors has approved the Offer. However, neither Renren, nor any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to securityholders as to whether they should tender or refrain from tendering their ADSs or as to the purchase price or purchase prices at which any securityholder may choose to tender ADSs. Neither Renren, any member of its board of directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Securityholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender ADSs and, if so, how many ADSs to tender and the purchase price or purchase prices at which to tender.

SIGNATURE

Signature(s): ____________________________________

Name(s): _______________________________________

(Please Print)

Taxpayer Identification or Social Security Number: ________________________________________________

Address(es):	________________________________________________________________________________ ________________________________________________________________________________ (Include Zip Code)

Phone Number (including Area Code): ___________________________________________________________

Date: ______________________________________________________________________________________